Exhibit (h)(4)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of September 13, 2018, by and between Reality Shares ETF Trust, (the “Trust”), on behalf of each Series of the Trust listed on Appendix I hereto (as such Appendix be amended from time to time), and THE BANK OF NEW YORK MELLON, (the “Bank”), who are parties to the Transfer Agency and Services Agreement dated January 21, 2014 (the “Agreement”).

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.           Appendix I to the Agreement (which revised version is attached) is amended to reflect the addition of the following funds as set forth below, effective September 13, 2018:

Reality Shares Fundstrat DQM Long ETF

Appendix I is hereby replaced in its entirety with the attached Appendix I dated the date hereof.

2.           Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.           This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date first above written.

Reality Shares ETF Trust, on behalf of each Series listed on Appendix I

By:	/s/ Tom Trivella
	Name:	Tom Trivella
	Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
	Name:	Elizabeth Stubenrauch
	Title:	RE

Appendix I

SERIES

Reality Shares DIVS Index ETF

Reality Shares NASDAQ-100 DIVS Index ETF

Reality Shares DIVS ETF

Reality Shares DIVCON Leaders Dividend ETF

Reality Shares DIVCON Dividend Defender ETF

Reality Shares DIVCON Dividend Guard ETF

Reality Shares Nasdaq NexGen Economy ETF

Reality Shares Nasdaq NexGen Economy China ETF

Reality Shares Fundstrat DQM Long ETF